Exhibit 99.1

ACE*COMM ANNOUNCES ACQUISITION OF UK-BASED 2HELIX

Move Combines Technology, Markets, and Management; Expands Product Line and European Presence

Gaithersburg, MD and London, UK – March 24, 2005 - ACE*COMM Corporation (NASDAQ: ACEC), a global provider of advanced operations support systems (OSS) solutions for communications networks, announced today that it has acquired London-based 2helix, an innovative provider of network asset assurance, revenue optimization, and business intelligence solutions to Tier 1 carriers, primarily in the European sector.

Founded in 1999, 2helix has grown rapidly and gained recognition for its network asset assurance (data migration, quality assurance, revenue optimization, and network visualization for marketing planning) solutions for the Tier 1 carrier market. In 2004, 2helix was ranked as one of the 25 fastest growing companies by the UK Sunday Times Tech Track review. More recently, it was selected by Unisys to deliver a network revenue assurance programme to a leading Scandinavian mobile, fixed, and data services operator. The company achieved revenues of US$9.5 million in fiscal year 2004, and currently employs 24 fulltime staff.

ACE*COMM acquired 2helix for approximately US$8.3 million which is comprised of approximately 1.74 million shares of ACE*COMM common stock and notes for approximately US$2.85 million payable in ACE*COMM common stock or cash in six months, plus an earn-out based upon revenues from 2helix products over the 12 months following the acquisition. Kaufman Bros., L.P. acted as exclusive financial advisor to ACE*COMM Corporation on this transaction.

“The combination of ACE*COMM and 2helix makes sense from many perspectives and we expect it to be an excellent fit,” said George T. Jimenez, Chairman and CEO of ACE*COMM. “Our combined Company will be able to compete more effectively in the global marketplace, targeting both the carrier and enterprise sectors. Our mutual skills, technologies, and product categories are highly complementary, and will enable us to enhance both companies’ offerings. The 2helix combination is an important milestone for us as we continue on our quest to expand both our product and geographic domains.”

© 2005 ACE*COMM	News Release	1 of 3

Exhibit 99.1

2helix’s management team, led by CEO Noga Confino and CTO Jean-François Jodouin, will join the ACE*COMM executive team in leadership roles. Ms. Confino will assume the position of Managing Director for European Business Development, and Mr. Jodouin will become the combined Company’s Chief Technology Officer.

ACE*COMM will continue to invest in 2helix technologies to broaden its products’ capabilities and underscore its competitive edge in the industry. “We are excited to be joining ACE*COMM as we believe our combined strengths will create a strong market leader for advanced OSS solutions,” said Ms. Confino. “ACE*COMM has a recognized brand in the OSS space and 2helix has gained traction in the market for its expertise in the areas of network asset and data quality assurance, data migration, and visualization of integrated network, geographic and sales/marketing data. Together, our expertise and offerings create a compelling value proposition for carriers and operators seeking comprehensive solutions.”

Added Chris Couch, ACE*COMM’s Senior Vice President and Chief Marketing Officer: “We see the 2helix acquisition as the focus of our expanding initiative in the European region, and a vehicle for further penetration into the Tier 1 carrier market globally. We intend to build the 2helix team to augment our support for existing customers and fuel our drive for new customers in the region and around the world.”

About 2helix
2helix provides solutions and expertise in the collection, analysis and application of network switch and inventory data; specifically in the areas of network asset assurance, data migration and quality assurance. In addition it provides the platform for visualisation of integrated network, geographic and sales/marketing data. Rated by the Sunday Times as one of the top 25 growing tech companies in the UK, 2helix lists leading operators in the UK and Europe as its customers.

About ACE*COMM
ACE*COMM is a global provider of advanced operations support systems (OSS) solutions for telecom service providers and enterprises. ACE*COMM’s solutions are applicable to a range of legacy through next-generation networks that include wired, wireless ,voice, data, multi-media, and Internet communications networks. These solutions include the analytical tools required to extract knowledge from operating networks – knowledge customers use for revenue recovery, reduction of costs, acceleration of time-to-market for new services, and more effective customer care. ACE*COMM also offers interoperable wireless billing and electronic payment solutions, in addition to mediation and OSS solutions, for operators in both developed and emerging markets around the world. For over 20 years, ACE*COMM technology has been effectively deployed for more than 300 customers, spanning over 4,000 installations, in 70 countries world-wide. ACE*COMM-installed products are presently enabling the success of customers and partners such as AT&T, Cisco, IBM, Marconi, Motorola, Alcatel, General Dynamics, Northrop-Grumman, Unisys, and Siemens. ACE*COMM is a registered ISO 9001 quality standard company. For more information, visit www.acecomm.com.

ACE*COMM, NetPlus, the ACE*COMM logo and N*VISION are registered trademarks, and Convergent Mediation is a trademark, of ACE*COMM Corporation.

© 2005 ACE*COMM	News Release	2 of 3

Exhibit 99.1

Except for historical information, the matters discussed in this news release include forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including, but not limited to: the failure of anticipated demand to materialise, delays or cancellations of orders due to various factors, including business and economic conditions in the U.S. and foreign countries; industry-wide slowdowns, any limitations on customers’ financial resources, the continued convergence of voice and data networks, the continuing success of the Company’s strategic alliances for product development and marketing, customer purchasing and budgetary patterns or lack thereof; pricing pressures and the impact of competitive products; the timely development and acceptance of new products; the Company’s ability to adequately support its operations, and other risks detailed from time to time in the Company’s Report on Form 10-Q and other reports filed with the Securities Exchange Commission.

ACE*COMM Media Relations Contact:
Marcie Weber
Direct: 1(613) 730-4726

© 2005 ACE*COMM	News Release	3 of 3